Exhibit 99.1

Home Bancorp, Inc. Announces Agreement To Acquire St. Martin Bancshares, Inc.

Combination Results in a Community Bank with $2.2 Billion in Assets and Expands Home Bancorp's Presence in Acadiana

LAFAYETTE, La. and ST. MARTINVILLE, La., Aug. 23, 2017 /PRNewswire/ -- Home Bancorp, Inc. (NASDAQ: HBCP) ("Home Bancorp"), the holding company of the 109-year-old Home Bank, N.A. ("Home Bank"), and St. Martin Bancshares, Inc. ("St. Martin Bancshares"), the holding company of the 83-year-old St. Martin Bank & Trust Company ("St. Martin Bank"), jointly announced today the signing of a definitive agreement under which Home Bancorp will acquire St. Martin Bancshares. Under the terms of the agreement, St. Martin Bancshares will be merged with and into Home Bancorp (the "Merger"), and St. Martin Bank will be merged with and into Home Bank. Upon consummation of the Merger, shareholders of St. Martin Bancshares will receive 9.2839 shares of Home Bancorp common stock for each share of St. Martin Bancshares common stock (the "Stock Consideration"). In addition, immediately prior to the closing of the Merger, St. Martin Bancshares will pay a special cash distribution of $94.00 per share to its shareholders (the "Special Distribution"). Based on the ten (10) day average closing price of Home Bancorp's common stock through August 22, 2017 ($39.15 per share), the Stock Consideration plus the Special Distribution has a combined value of $457.47 per share to holders of St. Martin Bancshares common stock, or $96.1 million in the aggregate.

St. Martin Bancshares operates twelve (12) branch locations in Acadia, Jefferson Davis, Lafayette and St. Martin, Parishes. As of June 30, 2017, St. Martin Bancshares had assets of $597.3 million, $455.5 million in loans and $508.7 million in deposits. The combined company will have assets of approximately $2.2 billion, $1.7 billion in loans and $1.8 billion in deposits.

"This Merger is a win-win for both St. Martin Bank and Home Bank customers, as each will enjoy more locations and enhanced products to serve them," said John W. Bordelon, President and Chief Executive Officer of Home Bancorp. "Our partnership with St. Martin Bancshares is also a significant momentum builder for our shareholders, as we expect greater than 20% EPS accretion as a result of combining our companies after expected efficiencies are realized."

"We have long admired the way Home Bank treats its customers and employees and serves our Acadiana community," said Paul A. Durand, President of St. Martin Bancshares. "St. Martin Bank has achieved great success over the years because its employees share Home's commitment to serving our friends and neighbors. Given our shared values, we're going to be very effective building our company and community together."

"Our Board believes that this transaction represents an attractive return for our shareholders, providing immediate liquidity in the form of the $94.00 per share pre-closing cash distribution, as well as the opportunity for future growth through an ownership interest in the combined company," said Guy M. Labbe' Chief Executive Officer of St. Martin Bancshares.

Paul Durand will remain active in the combined company serving customers in an executive business development role. In addition, two members of St. Martin Bancshares' current Board of Directors will join the boards of Home Bancorp and Home Bank.

The merger agreement was unanimously approved by the boards of directors of both companies. The transaction is expected to close in the fourth quarter of 2017 or first quarter of 2018, subject to customary closing conditions, including regulatory approvals and shareholder approvals of both companies.

Home Bancorp anticipates the transaction will be over 20% accretive to earnings per share once cost savings are fully realized and accretive to tangible book value per share within 3.5 years of closing. Following the Merger, Home Bank's capital position is expected to remain strong with leverage and total risk-based capital ratios of approximately 9.1% and 12.3%, respectively. No additional capital will be needed by Home Bancorp to complete the transaction.

BSP Securities, LLC acted as financial advisor to Home Bancorp and Silver, Freedman, Taff & Tiernan LLP acted as its legal advisor in the transaction. Raymond James acted as financial advisor to St. Martin Bancshares and Fenimore, Kay, Harrison & Ford, LLP acted as its legal advisor in the transaction.

An investor presentation with additional information regarding the Merger will be available in the Investor Relations section of Home Bancorp's website at www.home24bank.com.

About Home Bancorp

Home Bancorp is a Louisiana corporation that became the holding company for Home Bank in October 2008 upon Home Bank's mutual to stock conversion. Home Bank is a federally chartered, community-oriented savings bank which was originally organized in 1908 and is headquartered in Lafayette, Louisiana. Home Bank currently conducts business from 28 full-service banking locations in the Lafayette, Baton Rouge, New Orleans and Northshore (of Lake Pontchartrain) regions of South Louisiana and the Natchez and Vicksburg regions of Mississippi.

About St. Martin Bancshares

St. Martin Bancshares was organized as a Louisiana business corporation in November 1984. Later that year, it became a one-bank holding company registered under the Bank Holding Company Act of 1956, as amended, when it acquired all of the issued and outstanding shares of St. Martin Bank & Trust Company, a state chartered bank headquartered in St. Martinville, Louisiana. St. Martin Bank, which was chartered in 1933, provides commercial and consumer banking services to customers in Acadia, Jefferson Davis, Lafayette and St. Martin, Parishes of Louisiana.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements do not relate strictly to historical or current facts. Forward-looking statements reflect management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the control of Home Bancorp or St. Martin Bancshares - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements regarding the transaction are based upon currently available information.

Actual results could differ materially from those indicated in forward-looking statements. Among other factors, actual results may differ from those described in forward-looking statements due to: the possibility that the proposed transaction does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the terms of the proposed transaction may need to be modified to obtain such approvals or satisfy such conditions; the anticipated benefits from the proposed transaction are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions, interest rates, laws and regulations and their enforcement, and the degree of competition in the markets served by the companies; the ability to promptly and effectively integrate the businesses of the companies; the reaction of the companies' customers to the transaction; diversion of management time on merger-related issues; changes in asset quality and credit risk; the inability to sustain revenue and earnings; and competitive conditions.

Home Bancorp's Annual Reports on Form 10-K and other reports filed with the SEC describe some additional factors which could cause actual conditions, events or results to differ significantly from those described in forward-looking statements.

Forward-looking statements speak only as of the date they are made. Copies of the Home Bancorp's reports filed with the SEC are available in the Investor Relations section of its website, www.home24bank.com. Home Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

Annualized, pro forma, projected and estimated numbers presented herein are presented for illustrative purpose only, are not forecasts and may not reflect actual results.

Important Additional Information and Where to Find It

Home Bancorp intends to file with the SEC a Registration Statement on Form S-4 relating to the proposed Merger, which will include a prospectus for the issuance of shares of Home Bancorp's common stock in the Merger as well as the joint proxy statement of Home Bancorp and St. Martin Bancshares for the solicitation of proxies from their respective shareholders for use at the meetings at which the merger will be considered. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF HOME BANCORP AND ST. MARTIN BANCSHARES ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED BY HOME BANCORP WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the joint proxy statement/prospectus, as well as other filings containing information about Home Bancorp, may be obtained at the SEC's website at http://www.sec.gov, when they are filed by Home Bancorp. You will also be able to obtain these documents, when they are filed, free of charge, from Home Bancorp under the Investor Relations section of its website, www.home24bank.com. In addition, copies of the joint proxy statement/prospectus can also be obtained, when it becomes available, free of charge, by directing a request to Home Bancorp, Inc., Richard J. Bourgeois, Corporate Secretary, 503 Kaliste Saloom Road, Lafayette, Louisiana 70508, phone 337-237-1960, or by contacting Guy M. Labbe', Chief Executive Officer, St. Martin Bancshares, Inc., 301 S. Main Street, St. Martinville, Louisiana 70582, phone 337 394-7816.

Home Bancorp and St. Martin Bancshares and certain of their directors and executive officers may be deemed to be "participants" in the solicitation of proxies in connection with the proposed Merger. Information about the directors and officers of Home Bancorp is set forth in the proxy statement for Home Bancorp's 2017 annual meeting of shareholders, as filed with the SEC on March 24, 2017. Information concerning the directors and officers of St. Martin Bancshares and other persons who may be deemed participants in the solicitation of proxies, will be set forth in the joint proxy statement/prospectus relating to the Merger, when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

CONTACT: Home Bancorp, Inc., John W. Bordelon, President and CEO (337) 237-1960; St. Martin Bancshares, Inc., Paul A. Durand, President (337) 394-7809 or Guy M. Labbe', Chief Executive Officer (337) 394-7816